As filed with the Securities and Exchange Commission on November 7, 2011.
Registration No. 333 -

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________

GLIMCHER REALTY TRUST
(Exact name of registrant as specified in its declaration of trust)

Maryland (State or other jurisdiction of incorporation or organization)	31-1390518 (I.R.S. Employer Identification No.)
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________

Kim A. Rieck, Esq.
Senior Vice President, General Counsel and Secretary
Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio 43215
(614) 621-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________

Copies To:
David A. Zagore, Esq.
Squire, Sanders & Dempsey (US) LLP
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
(216) 479-8500
_________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

______________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares of Beneficial Interest, $.01 par value per share	1,671,064	(2)	(2)	(2)

(1)
Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
As discussed below, pursuant to Rule 415(a)(6) under the Securities Act, this Registration Statement only includes unsold securities that have been previously registered.  Accordingly, there is no registration fee due in connection with this Registration Statement.

______________

Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this Registration Statement consist of 1,671,064 unsold shares of Glimcher Realty Trust’s common shares of beneficial interest previously registered on the registrant’s Registration Statement on Form S-3 (Registration No. 333-155720), which we refer to as the Prior Registration Statement.  The securities registered pursuant to the Prior Registration Statement consisted of 1,768,072 unsold common shares previously registered on the registrant’s Registration Statement on Form S-3 (Registration No. 333-43319), which we refer to as the 1997 Registration Statement.  In connection with the registration of such unsold common shares on the 1997 Registration Statement, the registrant paid a registration fee of approximately $9,526, which will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6), the offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this Registration Statement.

PROSPECTUS
Glimcher Realty Trust

Distribution Reinvestment and Share Purchase Plan

1,671,064 Common Shares of Beneficial Interest
($0.01 par value per share)

Our Distribution Reinvestment and Share Purchase Plan, as amended (the “Plan”), provides record and beneficial owners of Glimcher Realty Trust (the “Company”) common shares of beneficial interest, $0.01 par value per share or “common shares,” record owners of limited partnership interests, or “Limited Partnership Units,” of Glimcher Properties Limited Partnership, or “GPLP,” and investors who are not currently record or beneficial holders of common shares or record holders of Limited Partnership Units, or “new investors,” with a simple and convenient method of investing in common shares without paying any brokerage commissions, service charges or other expenses.

This Prospectus relates to 1,671,064 common shares to be offered for purchase under the Plan, all of which were previously registered but not sold. Our common shares are listed on the New York Stock Exchange, or “NYSE,” under the symbol “GRT.” On November 4, 2011, the closing price of our common shares was $9.17 per share.

Some of the significant features of the Plan are as follows:

●      existing shareholders or Limited Partnership Unit holders may have cash distributions on all or a portion of their common shares or Limited Partnership Units, as applicable, automatically reinvested in common shares, with dividends attributable to any common shares or Limited Partnership Units not enrolled in the plan paid in cash to the security holder,

●      existing shareholders, Limited Partnership Unit holders, and new investors may invest in common shares by making optional cash payments of $50 to $10,000 per month, and

●      in some instances, subject to our approval, existing common shareholders, Limited Partnership Unit holders and new investors may invest in common shares by making optional cash payments in excess of $10,000 per month, which investments may receive a discount between 0% and 5% of the purchase price that would otherwise be applicable, at our sole discretion.

Under the Plan, Computershare Trust Company, N.A., or Computershare, or any successor bank or trust company as may from time to time be designated by us, also referred to as the “Plan Administrator” or “Agent,” will buy, at our direction, newly issued common shares from us or common shares in the open market or in negotiated transactions with third parties. At present, we expect that the Agent will usually purchase newly issued common shares from us.

To ensure that we continue to qualify as a real estate investment trust, or REIT, for Federal income tax purposes, no stockholder may own more than 8% (in value or number) of the outstanding shares of any class or series of our common shares or preferred shares. For additional information on limitations on ownership of our common shares, and certain exceptions thereto, see Question 42 in the Section entitled “Description of the Plan.”

Please read this prospectus carefully and keep it and any future investment statements for your reference.  If you have any questions about the Plan, please call, Computershare, the current Plan Administrator and Agent, toll free at (800) 738-4931, 24 hours a day, seven days a week.  Customer service representatives are available Monday through Friday between the hours of 9:00 A.M. and 5:00 P.M. Eastern time.

Investing in our common shares involves a number of risks. You should carefully consider the risks discussed in this Prospectus, including without limitation, Questions 43 and 44 in the Section entitled “Description of the Plan,” and in the Section entitled “Risk Factors” on page 4 before enrolling in the Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 7, 2011.

TABLE OF CONTENTS

IMPORTANT NOTICE ABOUT THIS PROSPECTUS	1
CERTAIN TERMS	1
WHERE YOU CAN FIND MORE INFORMATION	2
INCORPORATION OF INFORMATION WE FILE WITH THE COMMISSION	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
THE COMPANY	4
USE OF PROCEEDS	4
RISK FACTORS	4
DESCRIPTION OF THE PLAN	5
UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY	25
PLAN OF DISTRIBUTION	37
LEGAL MATTERS	37
EXPERTS	37

The Plan supersedes and replaces our Distribution Reinvestment and Share Purchase Plan, dated March 6, 2009, or the Prior Plan. All participants in the Prior Plan will be automatically enrolled in the Plan. If you are a participant in the Prior Plan and, after reviewing this prospectus, you do not wish to be enrolled in the Plan, please contact the Plan Administrator.

IMPORTANT NOTICE ABOUT THIS PROSPECTUS

Please read this Prospectus carefully. If you own common shares now, or if you decide to buy common shares in the future, then please keep this Prospectus with your permanent investment records, as it contains important information about the Plan.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this Prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CERTAIN TERMS

Unless otherwise noted or unless the context otherwise requires, all references in this Prospectus to “we” “us” “our” the “Company” or similar references means Glimcher Realty Trust and its direct and indirect subsidiaries taken as a whole.  The term “you” refers to a current or prospective participant in the Plan.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the “Securities Act,” and the rules and regulations promulgated thereunder, with respect to the common shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the common shares, reference is made to the Registration Statement and such exhibits, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Registration Statement and its exhibits are available at the website maintained by the Commission, the address of which is http://www.sec.gov.

Statements contained in this Prospectus as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and in accordance therewith file reports and proxy statements and other information with the Commission. Copies of such materials can be obtained by mail from the Public Reference Room of the Commission at the address indicated above, or on the Commission’s website. The common shares, the Company’s 8-3/4% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, and 8-1/8% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share, are listed on the NYSE and similar information about us may be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION WE FILE WITH THE COMMISSION

The Commission allows us to “incorporate by reference” into this Prospectus documents that we file with the Commission. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference this way is considered to be a part of this Prospectus, and information filed by us with the Commission subsequent to the date of this Prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference into this Prospectus the documents listed below, which we have already filed with the Commission:

●	our Annual Report on Form 10-K for the year ended December 31, 2010;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

●
our Current Reports on Form 8-K filed on January 11, 2011, April 1, 2011, April 11, 2011, May 10, 2011, May 16, 2011, June 27, 2011, September 7, 2011 and October 17, 2011, and our Amendment to Current Report on Form 8-K filed with the SEC on January 4, 2011; and

●
the description of our common shares contained in our Registration Statement on Form 8-A, filed with the Commission on October 21, 1993, and the information thereby incorporated by reference contained in the Company’s Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed with the Commission on September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading “Description of Shares of Beneficial Interest.”

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such reports and documents. Notwithstanding the foregoing, nothing in this Prospectus shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We hereby undertake to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to those documents. Requests should be directed to Glimcher Realty Trust, 180 East Broad Street, Columbus, Ohio 43215 Attention: Investor Relations (telephone number (614) 621-9000).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the information incorporated by reference contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act.  Statements that do not relate strictly to historical or current facts are forward-looking and are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “trend,” “opportunity,” “pipeline,” “comfortable,” “current,” “position,” “assume,” “outlook,” “remain,” “maintain,” “sustain,” “achieve,” “would” or other similar words or expressions.  Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.

Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements.  Our future events, financial condition, business or other results, may differ materially from those anticipated and discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to changes in political, economic or market conditions generally and the real estate and capital markets specifically; the impact of increased competition; the availability of capital and financing; bankruptcies by any of our tenants or joint venture partners; our failure to increase mall store occupancy and same-mall operating income; the rejection of leases by tenants in bankruptcy; financing and development risks; construction and lease-up delays; cost overruns; the level and volatility of interest rates; the rate of revenue increases as compared to expense increases; the financial stability of tenants within the retail industry; our failure to make additional investments in regional mall properties and to redevelop properties; our failure to complete proposed or anticipated acquisitions; our failure to sell properties as anticipated and to obtain estimated sale prices; our failure to upgrade our tenant mix; restrictions in current financing arrangements; the inability to exercise available extension options on debt instruments; our failure to comply or remain in compliance with the covenants in our debt instruments, including, but not limited to, the covenants under our credit facility; our failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses; the impact of changes to tax legislation and, generally, our tax position; our failure to qualify as a real estate investment trust; our failure to refinance debt at favorable terms and conditions; an increase in impairment charges with respect to other properties as well as impairment charges with respect to properties for which there has been a prior impairment charge; our failure to achieve projected returns or yields on development and investment properties; loss of key personnel; material changes in our dividend rates on our securities or the ability to pay our dividend on our common shares or other securities; possible restrictions on our ability to operate or dispose of any partially-owned properties; our failure to achieve earnings/funds from operations targets or estimates; conflicts of interest with existing joint venture partners; changes in generally accepted accounting principles or interpretations thereof; terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us; the unfavorable resolution of legal proceedings; the impact of future acquisitions and divestitures; significant costs related to environmental issues; bankruptcies of lending institutions participating in our construction loans and corporate credit facilities; as well as other risks listed from time to time in the Company’s reports and statements filed with the Commission.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus and in reports of the Company filed with the Commission.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this Prospectus, or, if applicable, the date of a document incorporated by reference.  All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced to in this section.  Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, returns, performance or achievements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or the occurrence of unanticipated events except as required by applicable law.

THE COMPANY

We are a fully-integrated, self-administered and self-managed Maryland real estate investment trust or “REIT,” which was formed on September 1, 1993 to continue the business of The Glimcher Company and its affiliates, of owning, leasing, acquiring, developing and operating a portfolio of retail properties consisting of regional and super regional malls and community shopping centers.  Currently, we own (or hold an ownership position via joint venture arrangements), lease, manage and develop a portfolio of retail properties consisting of enclosed regional malls, open-air lifestyle centers, and community shopping centers.

Our executive offices are located at 180 East Broad Street, Columbus, Ohio 43215, and our telephone number is (614) 621-9000. Our website address is www.glimcher.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which is not part of this Prospectus.

USE OF PROCEEDS

To the extent that the Agent purchases newly issued common shares (authorized but previously unissued common shares or treasury common shares), rather than common shares in the open market or in negotiated transactions with third parties, we will receive the proceeds. To the extent that the Agent purchases common shares in the open market or in negotiated transactions with third parties, we will not receive any proceeds. At present, we expect that the Agent generally will purchase newly issued common shares from us rather than common shares in the open market or in negotiated transactions with third parties. Any proceeds received by us from any sales of newly issued common shares sold pursuant to the Plan will be used for our general corporate purposes. We have no basis for estimating either the number of common shares that will be sold pursuant to the Plan or the prices at which such common shares will be sold.

RISK FACTORS

Before you invest in any of our common shares, in addition to the other information included or incorporated by reference into this Prospectus, you should carefully consider the risk factors contained in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q filed subsequent to the Annual Report on Form 10-K, which are incorporated by reference into this Prospectus in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future.  Additional risks regarding participation in our Distribution Reinvestment and Share Purchase Plan are listed in Questions 43 and 44 in the following Section. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, results of operations and prospects.  For more information, see the sections entitled, “Where You Can Find More Information” and “Incorporation of Information We File With the Commission” in this Prospectus.

DESCRIPTION OF THE PLAN

The following questions and answers explain and constitute our Distribution Reinvestment and Share Purchase Plan, as amended, or the “Plan.” Participation in the Plan is entirely voluntary and participants may terminate their participation at any time. Shareholders and unit holders who do not choose to participate or who terminate their participation in the Plan will continue to receive cash distributions, as declared and paid, on their common shares or Limited Partnership Units, as the case may be, in the usual manner.

Purpose

1.	What is the purpose of the Plan?

The primary purpose of the Plan is to provide existing shareholders and unit holders and interested new investors with a simple and convenient method of investing in our common shares. A secondary purpose of the Plan is to provide us with a means of raising additional capital through sales of newly issued common shares. Whether significant amounts of additional capital are raised may be affected, in part, by our decision to grant waivers of limitations relating to optional cash payments proposed to be made pursuant to Requests for Waiver, and the Company’s decision from time to time to direct the Agent to purchase newly issued common shares rather than common shares in the open market or in negotiated transactions with third parties (see Question 13).

The Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities. The Plan does not limit the aggregate amount of cash distributions which an individual or an institution may reinvest. Accordingly, participants with large holdings of common shares or Limited Partnership Units in the Plan may reinvest a greater amount than participants with smaller holdings of common shares or Limited Partnership Units in the Plan. In addition, because of the Waiver Discount (defined below) feature of the Share Purchase Program (as defined in Question 6), it is possible that certain financial intermediaries may engage in short-term trading activities or positioning transactions in order to benefit from any Waiver Discount. A “Waiver Discount” is a discount that we may make available, in our sole discretion, from the otherwise applicable purchase price for purchases of common shares pursuant to accepted Requests for Waiver (as defined in Question 13) that are used to purchase newly issued common shares. Additional information regarding Waiver Discounts may be found in Question 13. Such short-term trading or positioning transactions could cause volatility in the composite trading volume and price of the common shares. We do not endorse such short-term trading or positioning transactions and have not entered into any formal or informal arrangements to facilitate such short-term trading or positioning transactions. Individuals or institutions that engage in such short-term trading or positioning transactions may be considered “underwriters” as that term is defined in the Securities Act. Individuals or institutions considered to be “underwriters” may incur disclosure obligations and other liabilities under the Securities Act. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible participants in order to prevent practices which are not consistent with the purposes of the Plan.

2.	What investment options exist under the Plan?

Eligible holders of common shares or eligible unit holders (including investors who have made an initial investment through the Share Purchase Program), or “participants,” may (i) have cash distributions on all of the common shares or Limited Partnership Units, as the case may be, owned by them automatically reinvested in common shares, and have the option of investing in common shares by making optional cash payments of $50 to $10,000 per month; (ii) have cash distributions on less than all of such common shares or Limited Partnership Units automatically reinvested in common shares while continuing to receive the remainder of their cash distributions, and have the option of investing in common shares by making optional cash payments of $50 to $10,000 per month; (iii) invest in common shares only by making optional cash payments of $50 to $10,000 per month; or (iv) invest in common shares only by making optional cash payments in excess of $10,000 per month, subject to obtaining our permission.

Interested new investors may become participants by choosing to (i) invest in common shares by making an initial optional cash payment of $50 to $10,000 per month; or (ii) invest in common shares by making an initial cash payment in excess of $10,000 per month, with the permission of the Company.

3.	What are the advantages and disadvantages of the Plan?

Advantages

●      Participants in the Plan receive full investment of their distributions and optional cash payments made by check, because they are not required to pay brokerage commissions in connection with purchases of common shares under the Plan; participants will, however, pay transaction fees on purchases made through optional cash payments (see Question 17).

●      Newly issued common shares purchased using optional cash payments made pursuant to accepted Requests for Waivers generally will be purchased for the Plan at the purchase price (as described in Question 20), reduced by the Waiver Discount, if any.

●      Participants also avoid the necessity of safekeeping certificates representing the common shares credited to their accounts and have increased protection against loss, theft or destruction of such certificates. Furthermore, certificates representing common shares not previously credited to a participant’s account may be deposited for safekeeping as more fully explained in the answer to Question 25.

●      A statement following each transaction provides a participant with a record of year to date activity and cumulative common share position held in the participant’s Plan account.

Disadvantages

●      No interest will be paid by us or the Agent on distributions or optional cash payments held pending reinvestment or investment (see Questions 8 and 11). In addition, optional cash payments of less than $50 and that portion of optional cash payments in excess of $10,000 per month, unless such upper limit has been waived, are subject to return to the participant without interest. Moreover, all or a portion of optional cash payments in excess of $10,000 that have been granted a waiver may also be subject to return to the participant without interest in the event that the Threshold Price (as defined in Question 13), if any, is not met for any days on which trades in our common shares are reported on the NYSE during the related Pricing Period (see Question 13).

●      With respect to newly issued common shares, the actual number of common shares to be issued to a participant or credited to the participant’s Plan account will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, participants will not know the actual price per share or number of common shares they have purchased.

●      The purchase price, whether or not reduced by any Waiver Discount, may exceed the price at which common shares are trading on the Investment Date (as defined in Question 19) when the common shares are issued or thereafter.

●      Because optional cash payments must be received by the Agent on or prior to the Optional Cash Payment Due Date (as defined in Question 14), such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions (see Questions 14 and 19).

●      Resales of common shares credited to a participant’s account under the Plan will involve the deduction from the proceeds of such resales of any transaction fees and processing fees, transfer tax or other fees incurred by the Agent allocable to the resales of such common shares (see Question 29).

4.	How is the Plan different from the Prior Plan?

The most significant differences between the Plan and the Prior Plan are that

●      investments may be made monthly, instead of quarterly, with a maximum investment of up to $10,000 per month instead of $3,000 per quarter, subject in some instances, in our sole discretion, to cash payments in excess of $10,000;

●     changes to the procedures for making optional cash payments in excess of $10,000 per month as described in Question 13 below; along with

●      inclusion of certain customary transaction fees and processing fees associated with enrollment, optional cash purchases and upon the sale of common shares.

Please refer to the rest of this Prospectus for more details regarding these and other changes to the Plan.

Administration

5.	Who administers the Plan?

Computershare Trust Company, N.A., as agent for the participants, administers the Plan, keeps records, sends statements of account to participants and performs other duties relating to the Plan. Common shares purchased under the Plan are issued in the name of the Agent or its nominee, as agent for the participants, unless and until a participant requests that a certificate for all or part of such common shares be issued (see Question 23). As record holder of the common shares held in participants’ accounts under the Plan, the Agent will receive distributions on all common shares held by it on the distribution record date, will credit such distributions to the participants’ accounts on the basis of full and fractional common shares held in these accounts, and will automatically reinvest, if such participants have so elected or failed to make any election, such distributions in additional common shares. The Agent makes all purchases of common shares under the Plan.

The following address, telephone number or web site may be used to obtain information about the Plan:

Computershare Trust Company, N.A.
Attention: Dividend Reinvestments
P.O. Box 43078
Providence, RI 02940-3078
Telephone number: (800) 738-4931
Internet: www.computershare.com/investor

If you are already a Plan participant, be sure to indicate your account number(s) in any correspondence.

Eligibility

For purposes of this section, responses are generally directed (i) to existing holders of common shares and unit holders, according to the method by which their common shares or Limited Partnership Units are held and (ii) to new investors. Existing holders of common shares are either record owners or beneficial owners. Existing holders of Limited Partnership Units are record owners. A record owner is a person who owns common shares or Limited Partnership Units that are registered by the Company or GPLP, respectively, in his or her own name. A beneficial owner is a person who beneficially owns common shares that are registered in a name other than such person’s own name (for example, the common shares are held in the name of a bank, broker or other nominee in whose name the beneficial owner’s common shares are held). A record owner may participate directly in the Plan, whereas a beneficial owner will either have to become a record owner by having one or more common shares transferred into his own name or coordinate his participation in the Plan through the bank, broker or other nominee in whose name the beneficial owner’s common shares are held. For more detailed information and instructions, see Questions 6 and 7.

6.	Who is eligible to become a Plan participant?

Record Owners. All record owners of common shares and Limited Partnership Units are eligible to participate directly in the Plan.

Beneficial Owners. A beneficial owner may become a participant by instructing his bank, broker or other nominee to arrange participation in the Plan on the beneficial owner’s behalf. The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the Agent with the information necessary to allow the beneficial owner to participate in the distribution reinvestment aspect of the Plan, or the “Distribution Reinvestment Program,” and/or the share purchase aspect of the Plan, or the “Share Purchase Program.” New investors may participate in the Plan by making an initial purchase of common shares under the Share Purchase Program.

Shareholders, unit holders and new investors whose participation would be unlawful will not be eligible to participate in the Plan.

Shareholders, unit holders and new investors who are citizens or residents of a country other than the United States and its territories and possessions should make certain that their participation in the Plan does not violate local laws governing such things as taxes, currency and exchange controls, stock registration and foreign investments.

The method to enroll in the Plan is described in Question 7.

Enrollment in the Plan

7.	How does an eligible shareholder, unit holder or new investor become a Plan participant?

Shareholders or unit holders who currently participate in the Prior Plan, are automatically enrolled in the Plan.

A record owner that is not currently a participant in the Plan may become a participant by completing and signing an Enrollment Form and returning it to the Agent. Additional Enrollment Forms may be obtained at any time by written request to the Agent at the following address: Computershare Trust Company, N.A., Attention Dividend Reinvestments, P.O. Box 43078, Providence, RI 02940-3078, by telephoning the Agent at: (800) 738-4931 or through the Agent’s website at www.computershare.com/investor. If the common shares or Limited Partnership Units are registered in more than one name (e.g. joint tenants, trustees, etc.), all registered holders must complete and sign the Enrollment Form.

A beneficial owner that is not currently a participant in the Plan may become a participant by instructing his bank, broker or other nominee to arrange participation in the Plan on the beneficial owner’s behalf. The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the Agent with the information necessary to allow the beneficial owner to participate in the Distribution Reinvestment Program and/or to make optional cash payments pursuant to the Share Purchase Program. Interested beneficial owners are cautioned to ensure that the broker, bank or other nominee passes along the proceeds of any applicable Waiver Discount applied to purchases of common shares in excess of $10,000 per month to the beneficial owner’s account.

Alternatively, a beneficial owner that is not currently a participant in the Plan may request that the number of common shares that the beneficial owner wishes to be enrolled in the Plan be reclassified or re-registered by the bank, broker or other nominee in the beneficial owner’s own name as a record owner in order to directly participate in the Plan.

A new investor may, under the Share Purchase Program, become a participant by making an initial investment of $50 to $10,000 (unless such upper limit has been waived) and completing and signing an Initial Enrollment Form and returning it to the Agent on or prior to the Optional Cash Payment Due Date (as defined in Question 14). At the same time, the new participant may designate all, a portion or none of the common shares purchased to be enrolled in the Distribution Reinvestment Program. The Initial Enrollment Form should be returned to the Agent, with payment, on or before the applicable dates discussed below.  A $10 initial investment fee will be deducted from the initial investment payment. Do not send cash, money orders, traveler’s checks or third party checks.

For participants wishing to have distributions reinvested with respect to any common shares or Limited Partnership Units pursuant to the Distribution Reinvestment Program, a completed and signed Enrollment Form requesting reinvestment of distributions must be received by the Agent before the record date established for a particular distribution on such common shares or Limited Partnership Units. If such an Enrollment Form is received after the record date established for a particular distribution on such common shares or Limited Partnership Units, reinvestment of distributions will begin on the distribution payment date following the next record date for such distribution provided such record owner remains the record holder of such common shares or Limited Partnership Units. If such record owner does not remain the record holder of such common shares or Limited Partnership Units on such next record date, such Enrollment Form shall be returned to the sender and the request for reinvestment of distributions shall be denied.

For participants wishing to make optional cash payments to purchase common shares under the Share Purchase Program, full payment must be received by the Agent on or prior to the Optional Cash Payment Due Date (as defined in Question 14).

Any participant who returns an Enrollment Form to the Agent without specifying the number of common shares so purchased under the Plan to be included in the Distribution Reinvestment Program will be enrolled as having specified that all of such common shares be so included in the Distribution Reinvestment Program. See Question 8 for additional investment option information.

8.	What do the Enrollment Form and the Initial Enrollment Form provide?

The Enrollment Form and Initial Enrollment Form provide for the purchase of common shares through the following investment options:

●      have cash distributions on all of the common shares or Limited Partnership Units owned by a participant automatically reinvested in common shares, or

●      have cash distributions on less than all of such common shares or Limited Partnership Units automatically reinvested in common shares while continuing to receive the remainder of their cash distributions, or

●      invest in common shares only by making an optional cash payment and electing to have all distributions paid in cash.

A new investor or existing participant wishing to make an optional cash payment may include a check for the appropriate funds with such person’s Initial Enrollment Form (in the case of a new investor) or Enrollment Form (in the case of an existing participant) for investment in common shares (See Question 11).

A participant may change his or her investment election by completing and signing a new Enrollment Form and returning it to the Agent (see Question 7). Any change of election concerning the reinvestment of distributions must be received by the Agent prior to the record date for a distribution payment date (see Question 10) in order for the change to become effective with respect to that distribution payment.

No interest will be paid by us or the Agent on distributions held pending reinvestment.

9.	May I reinvest less than the full amount of my distributions?

Yes. Participants may designate any desired number of their common shares or Limited Partnership Units for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the number of common shares or Limited Partnership Units specified, and the participant will continue to receive cash distributions, as declared and paid, on the remainder of the common shares or Limited Partnership Units registered in a participant’s Plan account, as well as on additional common shares credited to the participant’s Plan account pursuant to the Distribution Reinvestment Program.

10.	How and when can a participant change the amount of distributions to be reinvested?

A participant may change his investment election by completing and signing a new Enrollment Form and returning it to the Agent or by telephoning the Agent at (800) 738-4931 or through the Agent’s website at www.computershare.com/investor. Any change of election concerning the reinvestment of distributions must be received by the Agent prior to the record date for a distribution payment date in order for the change to become effective with respect to that distribution payment.

Optional Cash Payments

11.	How does the optional cash payment feature of the Plan work?

Investment by Check. All record owners of our common shares, unit holders and new investors who have timely completed, signed and returned an Enrollment Form or an Initial Enrollment Form, as applicable, indicating their intention to participate in the Share Purchase Program, and beneficial owners whose brokers, banks or other nominees have timely indicated their intention to participate in the Share Purchase Program (except for beneficial owners whose brokers, banks or other nominees hold common shares of the beneficial owners in the name of a securities depository), are eligible to invest monthly in common shares, whether or not a distribution is declared. Participants in the Plan are not obligated to participate in the Share Purchase Program. The same amount need not be sent for investment each time, and there is no obligation to make an optional cash payment in any calendar month.

Optional cash payments and/or initial optional cash payments may be made by a participant when enrolling in the Share Purchase Program by sending the Agent a check made payable to “Computershare” (together with a completed and signed Enrollment Form, or if a new investor, an Initial Enrollment Form). Checks returned for any reason will not be resubmitted for collection and participants will be charged the Agent’s customary fee for returned checks. Checks are accepted subject to timely collection as good funds and verification of compliance with the terms and purpose of the Plan.

Enrollment Forms or Initial Enrollment Forms, as applicable, may be obtained at any time by written request to the Agent at the following address: Computershare Trust Company, N.A., Attention Dividend Reinvestments, P.O. Box 43708, Providence, RI 02940-3078, or by telephoning the Agent at: (800) 738-4931 or through the Agent’s website at www.computershare.com/investor. Once a participant has enrolled in the Plan, each statement of account sent to the participant will include a perforated form that may be used for additional optional cash payments. Checks and optional cash payment forms should be mailed to: Computershare Trust Company, N.A., Attention Dividend Reinvestments, P.O. Box 6006, Carol Stream, IL 60197-6006.

No interest will be paid by us or the Agent on optional cash payments held pending investment.

Optional cash payments must be in United States dollars. Do not send cash, traveler’s checks, money orders or third party checks. Checks not drawn on a United States bank are subject to collection and collection fees and will be invested on the Investment Date when the shares are issued or thereafter. The trading price on the Investment Date generally governs the amount of taxable income to participants (see Question 41).

Investment by One-Time Online Bank Debit. At any time, participants may make an optional cash purchase within the Plan limits by going to the Agent’s website at www.computershare.com/investor and authorizing a one-time online bank debit from his or her U.S. bank account. A $5.00 transaction fee will be charged to each participant. Participants should refer to the online confirmation for their bank account debit date and Investment Date.

Automatic Monthly Investments. Participants may also make optional cash payments each month, within the Plan limits, by instructing the Agent to arrange for automatic monthly deductions from his or her designated U.S. bank account. A $2.50 per transaction fee will be charged to each participant.

Automatic monthly investments may be authorized through the Internet at the Agent’s website at www.computershare.com/investor by completing a Direct Debit Authorization Form, or by printing such form and returning it to the Agent. It takes approximately four to six weeks from the time the administrator receives a participant’s authorization until his or her first deduction occurs.

Once a participant begins making automatic monthly investments, the Agent will draw funds from the participant’s designated account on the 25th calendar day of each month (or the next banking business day if the 25th calendar day is not a banking business day) and will purchase common shares on the next Investment Date. Automatic monthly investments will continue at the level you set until you instruct the Agent otherwise. Participants can change or stop automatic monthly investments by accessing their Plan account through the Internet at the Agent’s website, www.computershare.com/investor, by telephoning the Agent at: (800) 738-4931 or by completing and returning a new Direct Debit Authorization Form or giving written instructions to the Agent. If participants wish to stop automatic monthly investments, or to change the dollar amount to be withdrawn, the request must be received at least seven business days prior to the next debit date.

If the Agent is unable to invest your optional cash payments within 35 days of receipt, the Agent will return the funds to you by check.

If any check, draft or electronic funds transfer that is tendered or ordered by a participant as payment to the Plan Administrator to purchase common shares is dishonored, refused or returned, such participant agrees that the purchased shares when credited to the participant’s account may be sold, on the Plan Administrator’s order, without the participant’s consent or approval, to satisfy the amount owing on the purchase. The “amount owing” will include the purchase price paid, any purchase and sale transaction fees, any processing fees and the Plan Administrator’s returned check or failed electronic payment fee of $25.00. If the sale proceeds of purchased shares are insufficient to satisfy the amount owing, such participant authorizes the Plan Administrator to sell additional shares then credited to the participant’s account as necessary to cover the amount owing, without the participant’s further consent or authorization.  The Plan Administrator may sell shares to cover an amount owing as a result of the participant’s order in any manner consistent with applicable securities laws.  Any sale for that purpose on a national securities market will be considered to be commercially reasonable.  A participant grants the Plan Administrator a security interest in all shares credited to such participant’s account, including securities subsequently acquired and held or tendered for deposit, for purposes of securing any amount owing as described in this paragraph.

12.	What are the minimum and maximum amounts for optional cash investments?

If you are a current common shareholder or unit holder, you may make optional cash investments by check or automatic deduction from a U.S. bank account subject to a minimum investment of $50 per month, and up to a maximum of $10,000 per month (except pursuant to a request for approval to make an optional cash investment in excess of $10,000, as described below).

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants.

13.	How do I make optional cash investments in excess of $10,000 per month?

Request for Waiver. Cash purchases of more than $10,000 per month may be made only pursuant to our acceptance of a request to make such a purchase. If participants wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us) for any month, participants must obtain our prior written approval with a form (“Request for Waiver”) and a copy of such written approval must accompany any such optional cash purchase. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. Unless the participant has complied with these procedures, any amount submitted for investment over $10,000 will be returned without interest.

We expect to approve requests for optional cash purchases in excess of $10,000 from financial intermediaries, including brokers and dealers, and other participants from time to time. Participants may ascertain whether we are accepting Requests for Waivers in any given month, and certain other important information, by contacting us on the first business day of each month at Investor Relations, (614) 621-9000 or such other number as we may establish from time to time. In addition, participants may ascertain whether we are accepting requests in the first month that the Plan is activated by calling the number above on or about the date of this Prospectus. When participants call this number we will inform such participants (by a prerecorded message) of one of the three following pieces of information:

●      that we will not be accepting requests for waivers that month;

●      that we will be accepting requests for waivers that month. In that case, we will provide relevant information such as the date on which a Pricing Period (defined below) will begin; the number of days in the Pricing Period; the Waiver Discount (as defined below), if applicable; the Threshold Price (as defined below), if applicable; and whether or not the Pricing Period Extension Feature (as defined below) will be activated; or

●      that we have not yet determined whether we will be accepting waivers. If this is the case, we will inform participants of a date later in the month when they can call to ascertain whether we will be accepting Requests for Waivers.

Participants may make a Request for Waiver by contacting Investor Relations at waiverrequest@glimcher.com or by downloading the Request for Waiver form on our website, www.glimcher.com. Completed Request for Waiver forms should be submitted to us via email to waiverrequest@glimcher.com no later than three business days prior to the applicable Pricing Period (defined below). We will notify the participant as to whether the Request for Waiver has been granted or denied, either in whole or in part, within one business day of the receipt of the request. If the Request for Waiver is granted in part, we will advise the participant of the maximum amount that will be accepted in connection with the purchase. If the request is approved, the Plan Administrator must receive the funds for the purchase prior to or on the applicable date specified by the Plan Administrator for the relevant Pricing Period (which typically will be one business day prior to the applicable Pricing Period). If a response is not received in connection with the Request for Waiver, the participant should assume that the request has been denied. We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact us at Investor Relations, (614) 621-9000.

Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a “Threshold Price” as more fully described below. The Purchase Price may be reduced by the Waiver Discount that we have provided for optional cash purchases in excess of $10,000 on each Investment Date. If we grant the request to purchase shares pursuant to a Request for Waiver, there will be a “Pricing Period”, which will generally consist of one to 12 separate days during which our common shares are quoted on the NYSE during the applicable Pricing Period. Each of these separate days will be an “Investment Date”, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the volume weighted average price, rounded to four decimal places, of our common shares as quoted on the NYSE, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that Investment Date. The Plan Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common shares on each Investment Date of the applicable Pricing Period.

Threshold Price. We may establish for a Pricing Period a minimum price (the “Threshold Price”) applicable to optional cash purchases made pursuant to a Request for Waiver. At least three business days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the Plan Administrator. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the volume weighted average price, rounded to four decimal places, of our common shares as quoted on the NYSE, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the unsolicited volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no common shares are quoted on the NYSE. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which no common shares are quoted on the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common shares were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Investment Days in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no common shares are quoted on the NYSE (“unsubscribed funds”). Any unsubscribed funds will be returned within five business days after the last day of the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the Threshold Price was not met with compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Plan Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount. Each month, at least three business days prior to the first day of the applicable Pricing Period, at the same time the Threshold Price is determined, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. This discount (or the Waiver Discount) may be between 0% and 5% of the purchase price, and may vary each month and for each Pricing Period.

The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds and current and projected capital needs. You may obtain the Waiver Discount applicable to the next month by contacting us via email at waiverrequest@glimcher.com. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discounts will apply only to optional cash purchases of more than $10,000 (or other applicable maximum monthly amount). The Waiver Discounts will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000.

14.	When will optional cash payments received by the Agent be invested?

The Agent will apply any optional cash payments received from a participant on or prior to the last business day immediately prior to each Pricing Period, or “Optional Cash Payment Due Date,” to the purchase of common shares for the account of the participant on the applicable Investment Date if such common shares are newly issued common shares and as soon as practicable after such Investment Date if such common shares are purchased in the open market or in negotiated transactions with third parties.

15.	When must optional cash payments be received by the Agent and cleared?

In order for funds to be considered timely received, the Agent must receive a check, by the last business day immediately prior to each Pricing Period and such check, must clear before the related Investment Date. Wire transfers for optional cash payments made pursuant to a waiver may be used only if approved in advance by the Agent. Checks are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks returned for any reason will not be resubmitted for collection, and participants will be charged the Agent’s customary fee for returned checks.

Any checks or wire transfers received more than thirty five (35) days prior to any Investment Date shall be promptly returned, without interest.

No interest will be paid by us or the Agent on optional cash payments held pending investment.

16.	May a refund of uninvested optional cash payments be obtained?

Upon telephone or written request to the Agent received at least five (5) business days prior to any Optional Cash Payment Due Date, any optional cash payments that have been delivered to the Agent shall not be invested and shall be returned to the participant as soon as practicable. Requests received less than five (5) business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 12 or, if it is a check or money order, does not clear within the limit described in Question 14, will be returned to the participant as soon as practicable.

17.	Are there any expenses to participants in connection with their participation in the Plan?

We will pay all administrative costs associated with the reinvestment of dividends under the Plan.  However, if you enroll in the plan through a broker, bank or other nominee, they may charge you a fee for participating on your behalf.  If the Plan purchases shares with reinvested dividends in market transactions instead of directly from us, we will pay any transaction and processing fees or commissions on such purchases.

For the optional cash purchase part of the Plan, the Plan Administrator will charge participants a $5 transaction fee for optional cash payments made by check or one-time online ACH, and a $2.50 transaction fee for each optional cash payment made by recurring debit from a U.S. bank account.  We will pay all processing fees on purchases.

Participants who request that the Agent sell all or any portion of their common shares will receive any proceeds less any related transaction fees and processing fees, transfer tax or other fees (see Questions 27 and 28).

Processing fees include any applicable brokerage commissions the Plan Administrator is required to pay.

Purchases

18.	What is the source of the common shares purchased under the Plan?

Common shares purchased for participants’ accounts under the Plan may be purchased by the Agent (i) from newly issued common shares, (ii) in the open market (on the NYSE or any securities exchange where our common shares are then traded or in the over-the-counter market), or (iii) in negotiated transactions with third parties.

19.	When will common shares be purchased for participants’ accounts?

Purchases of newly issued common shares will be made for any month in which a distribution is paid on the distribution payment date and in any other month, on the fifteenth day (or if such day is not a business day, the next succeeding business day) of such month, any such day, an “Investment Date.” Purchases in the open market or in negotiated transactions with third parties will begin on the Investment Date and will be completed no later than thirty (30) days from such date except where completion at a later date is necessary or advisable under any applicable securities laws and regulations. The exact timing of open market purchases or negotiated transactions with third parties, including determining the number of common shares, if any, to be purchased on any day or at any time of that day, the prices paid for such common shares, the markets on which such purchases are made and the persons (including brokers and dealers) from or through which such purchases are made shall be determined by the Agent or the broker selected by it for that purpose. In making purchases for a participant’s account, ourselves or the Agent may commingle the participant’s funds with those of our other shareholders participating in the Plan. All common shares purchased by the Agent in the open market or negotiated transactions with third parties using participant’s funds shall be treated for Federal income tax purposes as having been so purchased by the Agent as agent for such participants. Neither ourselves nor the Agent shall be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the purchase of common shares or interfere with the timing of such purchases.

20.	What is the price of common shares purchased by participants under the Plan?

The price of common shares for distribution reinvestment and optional cash purchases of less than $10,000 will be determined as follows:

●	if the shares are purchased in the open market, the purchase price will be the weighted average price per share of the shares purchased; and

●       if the shares are purchased from us, the purchase price will be the volume weighted average price, rounded to four decimal places, of our common shares as reported by the NYSE, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time for that Investment Date, or, if no trading occurs in common shares on the applicable Investment Date, the first NYSE trading day immediately preceding the Investment Date for which trades are reported.

The purchase price for optional cash investments in excess of $10,000 per month is discussed in response to Question 13.

Neither we nor any participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Agent.

21.	How many common shares will be purchased for a participant?

The number of common shares to be purchased for a participant’s account as of any Investment Date will be equal to the total dollar amount to be invested for the participant divided by the applicable purchase price (after giving effect to any Waiver Discount and any overall limitations discussed above), computed to at least six decimal places. For a participant who has elected to reinvest distributions on common shares or Limited Partnership Units registered in the participant’s name, the total dollar amount to be invested as of any distribution payment date will be the sum of (i) the distribution on all or a part of the common shares or Limited Partnership Units registered in the participant’s own name, (ii) any optional cash payments to be invested as of that Investment Date, and (iii) the distribution on all common shares (including fractional shares) previously credited to the participant’s Plan account. For a participant who has elected to invest only optional cash payments, the total dollar amount to be invested as of any Investment Date will be the sum of (A) any optional cash payments to be invested as of that Investment Date and (B) the distribution on all common shares (including fractional common shares) previously credited to the participant’s Plan account.

The amount to be invested for a participant residing in the United States will be reduced by any amount we are required to deduct for Federal income tax withholding purposes (see Question 41).

Reports to participants

22.	What reports are sent to Plan participants?

After an investment is made for a participant’s account, whether by reinvestment of distributions or by optional cash payment, the participant will be sent a statement which will provide a year-to-date record of the cost of the common shares purchased for that account, the number of common shares purchased, the date on which the common shares were purchased and the number of common shares in that account. For market order sales, the time of sale will be provided. For common shares acquired in the Plan after January 1, 2011, specific cost basis information will be included in a Plan participant’s statement in accordance with applicable law. These statements are a record of a participant’s Plan account activity and identify a participant’s cumulative common share positions. Plan participants should notify the Agent promptly if their address changes. In addition, each participant will be sent income tax information for reporting distributions paid.

In addition, participants will receive or have access to copies of other communications sent to record holders of common shares, including our annual report to shareholders, the notice of annual meeting and proxy statement in connection with the Company’s annual meeting of shareholders and Internal Revenue Service information for reporting distributions paid on common shares.

Share Certificates

23.	Are certificates issued to participants for common shares purchased under the Plan?

Yes. Common shares purchased under the Plan are registered in the name of the Agent or its nominee, as agent for the participants in the Plan. A certificate for any number of whole common shares credited to a participant’s Plan account will be issued to the participant upon written, telephone or Internet request to the Agent. Such requests will be handled by the Agent, normally within two weeks, at no charge to the participant. Any remaining whole common shares and a fraction of a common share will continue to be credited to the participant’s account. If a participant is a beneficial owner of common shares, then any written request must be placed through such participant’s bank, broker or other nominee. No certificate for a fractional share will be issued. If the participant terminates participation in the Plan (see Question 28), the Plan Administrator will sell for the account any fractional share and send a check for the proceeds, valued at the then current market price for our common shares, less a service charge of $15, and applicable processing fees, currently $0.12 per share.

24.	What is the effect on a participant’s Plan account if a participant requests a certificate for whole common shares held in the account?

If a participant maintains an account for reinvestment of distributions, all distributions on the common shares for which a certificate is requested would continue to be reinvested under the Plan so long as such common shares remain registered in the participant’s name. If the participant maintains a Plan account only for optional cash payments, distributions on common shares for which a certificate is requested would no longer be reinvested under the Plan unless and until the participant submits an Enrollment Form to authorize reinvestment of distributions on common shares registered in the participant’s name (see Questions 7 and 8).

25.	May common shares held in certificate form be deposited in a participant’s Plan account?

Yes, whether or not the participant has previously authorized reinvestment of distributions. All distributions on any common shares evidenced by certificates deposited in accordance with the Plan will automatically be reinvested. The participant should contact the Agent for the proper procedure to deposit certificates.

26.	May a participant pledge his or her common shares?

Common shares while credited to the account of a participant under the Plan may not be pledged, sold or otherwise transferred. A participant who wishes to pledge, sell or transfer such common shares must request that a certificate for such common shares first be issued in the participant’s name.

Withdrawal from the Plan

27.	May a participant withdraw from the Plan?

Yes, by providing written, telephone or Internet notice instructing the Agent to terminate the account.

28.	What happens when a participant terminates an account?

If a participant’s notice of termination is received by the Agent prior to the record date for a distribution payment date, reinvestment of distributions and investments of optional cash payments will cease as of the date notice of termination is received by the Agent. If the notice of termination is received later than the record date for a distribution payment date, the Agent, in its sole discretion, may either distribute such distribution in cash to the terminating participant or reinvest it in shares on behalf of the terminating participant. In the event reinvestment is made, the Agent will process the termination as soon as practicable, but in no event later than five business days after the investment is completed.

When terminating an account, the participant may request that a certificate be issued for all whole common shares held in the account. As soon as practicable after notice of termination is received, the Agent will send to the participant (i) a certificate for all whole common shares held in the account and (ii) a check representing any uninvested optional cash payments remaining in the account and the value of any fractional common share held in the account. The value of any fractional share will be based on the then-current market price of the shares, less any fees, brokerage commissions and transfer taxes.  The Plan Administrator will sell for the account any fractional share and send a check for the proceeds, valued at the then current market price for our common shares, less a service charge of $15 and applicable processing fees, currently $0.12 per share.  After an account is terminated, all distributions for the terminated account will be paid to the shareholder unless the shareholder re-elects to participate in the Plan.

When terminating an account, the participant may request that all common shares, both full and fractional, credited to the Plan account be sold or that certain of the common shares be sold and a certificate be issued for the remaining common shares (see Question 31).  The Agent will remit to the participant the proceeds of any sale of common shares, less any related transaction and processing fees, transfer tax or other fees incurred by the Agent allocable to the sale of such common shares.

29.	When may a shareholder re-elect to participate in the Plan?

Generally, a shareholder of record or unit holder may re-elect to participate at any time. However, the Agent reserves the right to reject any Enrollment Form on the grounds of excessive joining and withdrawing. Such reservation is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service.

Sale of Common Shares

30.	May a participant request that common shares held in a Plan account be sold?

Yes. A participant may request that all or any portion of the common shares held in a Plan account be sold either when an account is being terminated (see Question 28) or without terminating the account. However, a fractional common share will not be sold unless all common shares held in the account are sold. If all common shares (including any fractional share) held in a Plan account are sold, the account will automatically be terminated, and the participant, or, if the participant is a beneficial owner, his bank, broker or other nominee, will have to contact his bank broker or other nominee, as the case may be, (see Questions 7 and 8) in order to again participate in the Plan.

A participant may request to sell shares held in a Plan account through a market order or a batch order, depending upon how the sale request is communicated.

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor or by calling the Agent directly at (800) 738-4931. Market order sale requests received at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Agent’s broker, less a service charge of $25 and applicable processing fees, currently $0.12 per share.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than seven (7) business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, by calling the Agent directly at (800) 738-4931 or in writing. All sales requests received in writing will be submitted as batch order sales. The Agent will cause a participant’s shares to be sold on the open market within seven (7) business days of receipt of a request. To maximize cost savings for batch order sale requests, the Agent will seek to sell shares in round lot transactions. For this purpose the Agent may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling program participant shall be the weighted average sale price obtained by the Agent’s broker for each aggregate order placed by the Agent and executed by the broker, less a service charge of $15 and applicable processing fees, currently $0.12 per share. Proceeds are normally paid by check, which are distributed within 24 hours after a Participant’s sale transaction has settled.  Processing fees include any applicable brokerage commissions the Plan Administrator is required to pay.

The Agent may, for various reasons, require a transaction request to be submitted in writing. Participants should contact the Agent to determine if their particular request, including any sales request, must be submitted in writing. The Agent reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold and no one, other than the Agent, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Participants should be aware that the price of our shares may rise or fall during the period between a request for sale, its receipt by the Agent and the ultimate sale on the open market. Instructions sent to the Agent to sell shares are binding and may not be rescinded. If a participant prefers to have complete control as to the exact timing and sales prices, participants can request to transfer the shares to a broker.

31.	What happens when a participant sells or transfers all the common shares registered in the participant’s name?

He or she may remain a participant and may continue to make optional cash payments, in which case the Agent will continue to reinvest the distributions on the common shares credited to the participant’s account under the Plan unless the participant notifies the Agent that he wishes to terminate the account.

Other Information

32.	What happens if we authorize share distributions or split our shares?

In the event of a share split or a share distribution payable in common shares, the Agent will receive and credit to the participant’s Plan account the applicable number of whole and/or fractional common shares based both on the number of common shares held in the participant’s Plan account and the number of common shares registered in the participant’s own name as of the record date for the shares distribution or split.

33.	What happens if we have a rights offering?

If we have a rights offering in which separately tradable and exercisable rights are issued to registered holders of common shares, the rights attributable to whole common shares held in a participant’s Plan account will be transferred to the Plan participant as promptly as practicable after the rights are issued. Rights attributable to fractional common shares will be sold and the proceeds will be treated as an optional cash payment.

34.	How are a participant’s common shares voted at a shareholders meeting?

If the participant is a record owner, the participant will receive a proxy card covering both shares registered in the participant’s name and shares held in the Plan. If the participant is a beneficial owner, the participant will receive a proxy covering common shares held in the Plan through his bank, broker or other nominee.

If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the participant’s shares will be voted in accordance with the recommendations of our Board of Trustees, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, then shares registered in a participant’s name may be voted only by the participant in person.

35.	What is the responsibility of the Company and the Agent under the Plan?

The Company and the Agent, in administering the Plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of a failure to terminate a participant’s reinvestment of dividends upon such participant’s death, prior to receipt by the Agent of notice in writing of such death, (ii) with respect to the prices and times at which common shares are purchased or sold for a participant, or (iii) with respect to any fluctuation in market value before or after any purchase or sale of common shares. Neither the Agent, we, nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. Since we have delegated all responsibility for administering the Plan to the Agent, we specifically disclaim any responsibility for any of the Agent’s actions or inactions in connection with the administration of the Plan. None of our trustees, officers or shareholders shall have any personal liability under the Plan.

Participants should recognize that neither ourselves nor the Agent can assure them of a profit or protect them against a loss on common shares purchased through the Plan. Participants must make independent investment and participation decisions based on their own judgment and research as they alone bear the risk of fluctuations in the market value of our common shares. Participants bear the risk of loss in value and enjoy the benefits of gains from market price changes with respect to all of their respective common shares.

All notices from the Agent to a participant will be addressed to the participant’s last known address. Participants should notify the Agent promptly in writing of any change of address.

The Agent may resign as administrator of the Plan at any time, in which case we shall appoint a successor administrator. In addition, we may replace the Agent with a successor administrator at any time.

36.	May the Plan be amended, suspended or terminated?

While we expect to continue the Plan indefinitely, we may amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the participants. To the extent practicable, any such amendment, suspension or termination will be announced to participants prior to its effective date.

37.	What happens if the Plan is terminated?

Each participant will receive (i) a certificate for all whole common shares held in the participant’s account and (ii) a check representing the value of any fractional common share held in the participant’s account and any unreinvested distributions or optional cash payments held in the account less any related transaction and processing fees, transfer tax or other fees incurred by the Agent allocable to the sale of such fractional common shares.  If the participant terminates participation in the Plan, the Plan Administrator will sell for the account any fractional share and send a check for the proceeds, valued at the then current market price for our common shares, less a service charge of $15 and applicable processing fees, currently $0.12 per share.

38.	Will dividends continue to be paid while the Plan is in effect?

In order to continue to qualify as a REIT, we must distribute to our shareholders at least 90% of our REIT taxable income (with certain adjustments) each year. This distribution requirement limits the capital available to us to internally fund growth. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. Failing to qualify as a REIT could adversely affect our tax status and reduce the amount of money available for distributions to our shareholders. Our Board of Trustees has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our status as a REIT. Dividend policies will also depend upon our actual cash flow, financial condition and capital requirements. While we expect to continue paying distributions to our shareholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

39.	Who interprets and regulates the Plan?

We are authorized to issue such interpretations, adopt such regulations and take such actions as it may deem reasonably necessary or advisable to effectuate the Plan. Any action to effectuate the Plan taken by us or the Agent in the good faith exercise of our or its judgment will be binding on participants.

40.	What law governs the Plan?

The terms and conditions of the Plan and its operation shall be governed by the laws of the State of Maryland.

41.	What are the Federal income tax consequences of participation in the Plan?

Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all Federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and purchases of common shares under the Plan, the participant’s tax basis and holding period for common shares acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares. The income tax consequences for participants who are not United States citizens or resident aliens are not discussed herein. The following is only a brief summary of some of the Federal income tax considerations applicable to the Plan, is for general information only, and is not tax advice.

Shareholder Distribution Reinvestment and Optional Cash Payments

Although the Federal income tax treatment of distribution reinvestment plans is not entirely clear, it is expected that, in the case of newly-issued common shares purchased by the Agent from us using cash distributions, a participant will be treated for Federal income tax purposes as having received a distribution equal to the fair market value on the Investment Date of the common shares so acquired.  With respect to common shares purchased by the Agent in the open market or in negotiated transactions with third parties (hereafter “an open market transaction”), the Internal Revenue Service has indicated in somewhat similar situations that the amount of the distribution received by a participant would include the fair market value on the Investment Date of the common shares acquired and a pro rata share of any brokerage commissions or other related charges (hereafter “Commissions”) paid by us in connection with the Agent’s purchase of the common shares on behalf of the participant.  However, if we instruct the Agent to purchase common shares using cash distributions in an open market transaction instead of from us, the Agent has agreed to waive any Commissions on the purchase of such common shares in an open market transaction.

A participant who makes an optional cash payment to the Plan will be treated as receiving a cash distribution equal to the sum of (i) the excess, if any, of the fair market value of the common shares credited to the participant’s account, less the amount of the optional cash payment (net of any service charges deducted from such optional cash payment), plus (ii) a pro-rata share of any Commissions paid by us on behalf of the participant if the common shares are acquired by the Agent in an open market transaction.

As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable “dividend” income to participants to the extent of our current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of a participant’s common shares or results in gain to the extent such excess distribution exceeds the participant’s tax basis in his common shares. In addition, if we designate part or all of our distributions as capital gain distributions, such designated amounts would be treated by a participant as long-term capital gains.

A participant’s tax basis in his common shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving from us (as described above), plus the amount of any optional cash payments (net of any service charges deducted from such optional cash payments) that are made. A participant’s holding period in such common shares generally begins on the day following the applicable Investment Date.

In general, any service charges deducted from the optional cash payment used in connection with acquiring the common shares will not be included in the basis of such common shares.  The service charges paid by a participant who is an individual for the production of income or for the management, conservation, or maintenance of property held for the production of income, may be deductible in the year paid by such participant under Section 212 of the Internal Revenue Code of 1986, as amended, provided the individual itemizes deductions.  Such deduction may be subject to the 2% adjusted gross income limitation.  The service charges, which are paid in carrying on a trade or business by a participant who is an individual or are paid by a participant who is a corporation, may be deductible under Section 162 of the Internal Revenue Code of 1986, as amended.

Unit Holder Reinvestment and Optional Cash Payments

There is no clear legal authority regarding the income tax treatment of a limited partner in a partnership (such as a unit holder) who invests cash distributions from the partnership in stock of another entity (such as the Company) that is a partner in the partnership. However, we presently intend to treat a unit holder in the same manner for Federal income tax purposes as any other investor who acquires common shares through optional cash payments. Thus, in the case of common shares purchased by the Agent, whether through the reinvestment of a unit holder’s GPLP distributions or through an optional cash payment made by the unit holder, the unit holder will be treated for Federal income tax purposes as having received a distribution from us equal to the sum of (i) the excess, if any, of the fair market value of the common shares credited to the unit holder’s account over the amount of cash deemed paid by the unit holder for the common shares (i.e., the amount of GPLP distribution and/or any optional cash payment (net of any service charges deducted from such optional cash payment)), plus (ii) a pro-rata share of any Commissions paid by us on behalf of the unit holder if the common shares are acquired by the Agent in an open market transaction.  However, if we instruct the Agent to purchase common shares using the amount of the GPLP distributions in an open market transaction instead of from us, the Agent has agreed to waive any Commissions on the purchase of such common shares in an open market transaction.

Distributions from GPLP with respect to Limited Partnership Units will be taxable to unit holders only to the extent that such distributions exceed such unit holder’s tax basis for its Limited Partnership Units. Any such distribution in excess of a unit holder’s tax basis in its Limited Partnership Units will generally be taxable as capital gain, assuming that the Limited Partnership Units constitute a capital asset in the hands of the holder. However, under Section 751(b) of the Internal Revenue Code of 1986, as amended, to the extent a distribution is considered to be in exchange for a unit holder’s interest in substantially appreciated inventory items or unrealized receivables of GPLP, the unit holder may recognize ordinary income rather than a capital gain.

The tax basis of common shares acquired for a unit holder under the Plan by reinvestment of GPLP distributions or through an optional cash payment will generally equal the total amount of distributions such unit holder is treated as receiving from us (as described above) plus the amount of cash deemed paid by the unit holder for the common shares (i.e., the amount of the GPLP distribution and/or any optional cash payment (net of any service charges deducted from such optional cash payment) used to acquire the common shares). The holding period of common shares acquired under the Plan generally begins on the day following the applicable Investment Date.

In general, any service charges deducted from the optional cash payment used in connection with acquiring the common shares will not be included in the basis of such common shares.  The service charges paid by a unit holder who is an individual for the production of income or for the management, conservation, or maintenance of property held for the production of income, may be deductible in the year paid by such unit holder under Section 212 of the Internal Revenue Code of 1986, as amended, provided the individual itemizes deductions.  Such deduction may be subject to the 2% adjusted gross income limitation.  The service charges, which are paid in carrying on a trade or business by a unit holder who is an individual or are paid by a unit holder who is a corporation, may be deductible under Section 162 of the Internal Revenue Code of 1986, as amended.

Backup Withholding

In general, any dividend reinvested under the Plan is not subject to Federal income tax withholding. We or the Agent may be required, however, to deduct as “backup withholding” twenty-eight percent (28%) (which is the current applicable tax rate for taxable years ending before January 1, 2013) of all dividends paid to any shareholder, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Agent may be required to deduct backup withholding from all proceeds of sales of common shares held in a Plan account. A participant is subject to backup withholding if: (i) the participant has failed to properly furnish us and the Agent with his correct tax identification number (“TIN”), (ii) the Internal Revenue Service notifies us or the Agent that the TIN furnished by the participant is incorrect, (iii) the Internal Revenue Service notifies us or the Agent that backup withholding should be commenced because the participant failed to report properly dividends paid to him or her or (iv) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. Such withheld amounts constitute a credit on the participant’s income tax return. Backup withholding will not apply, however, if the participant: (1) furnishes a correct TIN and certifies that he or she is not subject to backup withholding on Internal Revenue Services Form W-9, or an appropriate substitute form; (2) provides a certificate of foreign status on Internal Revenue Service Form W-8BEN; or (3) is otherwise exempt from backup withholding.

Administrative Expenses

We intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to participants.

Disposition

A participant may recognize a gain or loss upon receipt of a cash payment for a fractional common share credited to a Plan account or when the common shares held in that account are sold at the request of the participant. A gain or loss may also be recognized upon a participant’s disposition of common shares received from the Plan. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional common shares and the tax basis of such common shares. Generally, gain or loss recognized on the disposition of common shares acquired under the Plan will be treated for Federal income tax purposes as a capital gain or loss.

42.	Are there any other limits on the purchase of common shares under the Plan?

For us to continue to qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of all classes of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

Our Amended and Restated Declaration of Trust, as amended, or the “Declaration of Trust,” places certain restrictions upon the ownership, directly or indirectly, of the common shares, including the limitation of ownership of the common shares by any one person to 8.0% of the lesser of the number or the value of the outstanding common shares and other outstanding securities, or “Ownership Limit,” subject to certain exceptions contained in the Declaration of Trust and exceptions approved by our Board of Trustees. To the extent any reinvestment of distributions elected by a shareholder or unit holder or investment of an optional cash payment would cause such shareholder, unit holders, or any other person to exceed the Ownership Limit or otherwise violate the Declaration of Trust, such investment would be void ab initio, and such shareholder or unit holder will be entitled to receive cash distributions or a refund of such shareholder’s optional cash payment (each without interest) in lieu of such investment.

Any transfer or issuance of shares or any security convertible into shares that would (i) create a direct or indirect ownership of shares in excess of either of the ownership limits, (ii) with respect to transfers only, result in shares being owned by fewer than 100 persons or (iii) result in our being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void.

All persons who own in the aggregate, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding shares and preferred shares must give a written notice to us containing the information specified in our Declaration of Trust, as amended, or articles supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

43.	Are participants protected against losses?

A participant’s investment in the Plan is no different from any investment in common shares held by him or her. If a participant chooses to participate in the Plan, then he or she should recognize that none of us, our subsidiaries and affiliates, nor the Agent can assure him or her of a profit or protect him or her against loss on the common shares that he or she purchases under the Plan. Each participant bears the risk of loss in value and enjoys the benefits of gains with respect to all common shares. Each participant needs to make his or her own independent investment and participation decisions consistent with his or her situation and needs. None of us, our subsidiaries and affiliates, nor the Agent can guarantee liquidity in the markets, and the value and marketability of your common shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Agent will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this Prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the purchase price for common shares acquired through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring common shares on the open market on the Investment Date. Your investment in common shares acquired through the Plan will be exposed to changes in market conditions and changes in the market value of the common shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate common shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Agent pending investment.

Other important factors and risks are identified in the response to Question 43 below and are identified in Part I, Item 1A, of our most recent Annual Report on Form 10-K and are updated, to the extent applicable, in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this Prospectus. You are encouraged to review these risk factors carefully.

44.	What other risks do participants face through participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

●      There is no price protection for your common shares in the Plan. Your investment in the common shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the common shares. Your ability to liquidate or otherwise dispose of common shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your common shares in the Plan in time to react to market conditions.

●      The purchase price for common shares purchased or sold under the Plan will vary. The purchase price for any common shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell common shares at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold common shares on the open market on the related Investment Date, or sale date, as appropriate.

●      You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Agent pending investment or disbursement.

●      The market price for our common shares varies, and you should purchase common shares for long-term investment only. Although our common shares currently are traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common shares. Even if there is an active trading market for our common shares, we cannot assure you that you will be able to sell all of your common shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of making, and seeking to make, a long-term investment in our common shares.

45.	Are there circumstances that a participant would not longer be eligible to participate in the Plan?

Yes. We reserve the right to terminate the participation of any shareholder if we deem it advisable under any domestic or foreign laws or regulations and to exclude from participation in the Plan, at any time, any persons or entities, as determined in our sole discretion.

We also reserve the right to instruct the Agent to close the Plan account of a participant (i) whose ownership of common shares, together with ownership of Limited Partnership Units and our other outstanding securities, exceeds the Ownership Limit, (ii) who could jeopardize our status as a REIT, or (iii) who engages in practices, such as short-term trading, that are not consistent with the purposes of the Plan. In each case, such determination will be made at our sole and absolute discretion.

UNITED STATES FEDERAL INCOME TAXATION OF THE COMPANY

The following is a general summary of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) governing the United States (“U.S.”) federal income tax treatment of a REIT and of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of our common shares. This general summary is not intended to be, and is not, tax advice to any potential purchaser. The provisions summarized are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, current and temporary regulations promulgated thereunder (“Treasury Regulations”) and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold the common shares as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his or her personal circumstances, nor does it deal with particular types of shareholders that are subject to special treatment under the Code, including, but not limited to, tax-exempt organizations, insurance companies, financial institutions, shareholders holding securities as part of a hedge or straddle, foreign taxpayers and broker-dealers.

The information in this section is based on the Code, the Treasury Regulations, current administrative interpretations, and practices of the Internal Revenue Service (the “IRS”) (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), the legislative history of the Code, and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

EACH PROSPECTIVE PURCHASER OF OUR COMMON SHARES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO HIS OR HER SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE COMMON SHARES AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

The following discussion addresses the material U.S. federal income tax considerations relevant to purchasers of our common shares.

General

We elected to be taxed as a REIT subject to Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot assure you, however, that such requirements have been met or will be met in the future. We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but we cannot assure you that we will operate in a manner so as to qualify or remain qualified. Moreover, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below. Accordingly, we cannot be sure that the actual results of our operation for any one taxable year will satisfy such requirements. If we do qualify for tax treatment as a REIT, we will generally not be subject to U.S. federal corporate income taxes on net income that we distribute to shareholders.

We will be subject to U.S. federal income tax, however, as follows: First, we will be taxed at regular corporate income tax rates on our undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the “alternative minimum tax” to the extent that this tax exceeds the regular tax. Third, if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that we have from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if we should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company’s profitability. Sixth, if we fail to satisfy any of the asset tests discussed below (other than a de minimis failure of the 5% or 10% asset tests) due to reasonable cause and not due to willful neglect, and we nonetheless maintained our qualification as a REIT because we qualified under certain relief provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets during the period in which we failed to satisfy such asset test.  Seventh, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Eighth, if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such an asset during the 10-year period (the “Recognition Period”) beginning on the date on which such asset was acquired by us, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate. However, for acquisitions of assets from a C corporation occurring on or after January 2, 2002, the C corporation may elect to be subject to immediate tax by recognizing gain as if it had sold the acquired assets to an unrelated third party at fair market value immediately before the transaction, in lieu of the REIT recognizing gain upon a later disposition of such assets within the 10-year recognition period. Ninth, if we receive non-arm’s length income from a taxable REIT subsidiary (as defined below under “-- Qualified REIT Subsidiaries and Taxable REIT Subsidiaries”), or as a result of services provided by a taxable REIT subsidiary to our tenants, we will be subject to a 100% tax on such amounts. .  Tenth, we may elect to retain and pay income tax on our net long-term capital gain.  Eleventh, certain of our subsidiaries are C corporations, the earnings of which will be subject to U.S. federal and state income tax.

Requirements for Qualification

A REIT is defined in the Code as a corporation, trust or association: (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the “Five or Fewer Requirement”); and (vii) which meets certain income and asset tests described below. Conditions (i) to (iv), inclusive, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to “look-through” exception in the case of condition (vi).

We satisfy the requirements set forth in (i) through (iv) above.  We believe we have satisfied the share ownership requirements set forth in (v) and (vi) above. In addition, our Declaration of Trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in Question 42 in the Section entitled “Description of the Plan”. If we comply with regulatory rules pursuant to which we are required to send annual letters to certain of our shareholders requesting information regarding the actual ownership of our stock, but we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the requirement described in (vi) above. If we were to fail to comply with these regulatory rules for any year, we would be subject to a $25,000 penalty. If our failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if our failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

In general, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year.  We satisfy this requirement.

Ownership of a Partnership Interest

In the case of a REIT that is a partner in a partnership or is a member of limited liability company that is taxed as a partnership (referred to herein collectively as a “partnership”), Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, our proportionate share of the assets, liabilities, and items of income of GPLP and any other partnerships in which we hold an interest will be treated as our assets, liabilities, and items of income for purposes of applying the requirements described herein, provided that GPLP and the other partnerships are treated as a partnership for U.S. federal income tax purposes and are not taxable as a corporation for U.S. federal income tax purposes.

If GPLP or any other partnership in which we hold an interest were to be treated as an association taxable as a corporation for U.S. federal income tax purposes, such entity would be subject to an entity-level corporate tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests (see “Income Tests” and “Asset Tests” below), and in turn may prevent us from qualifying as a REIT.

Income Tests

There are two percentage tests relating to the sources of our gross income that we must satisfy annually to maintain our qualification as a REIT.  First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) must be directly or indirectly derived each taxable year from rents from real property and other items relating to investments relating to real property or mortgages on real property or certain temporary investments.  Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities.  As discussed earlier, in applying these tests, if we invest in a partnership, such as GPLP, we will be treated as realizing our share of the income and bearing our share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.  In addition, for purposes of these gross income tests, we are deemed to have earned the income earned by a qualified REIT subsidiary.

Rents we receive will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met.  First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales.  Second, rents received from a tenant will not qualify as “rents from real property” if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in such subsidiary.  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease (determined by comparing the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant), then the portion of rent attributable to such personal property will not qualify as “rents from real property.”  Finally, for rents to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income or through a taxable REIT subsidiary; provided, however, we may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property.  We will use taxable REIT subsidiaries or hire independent contractors, from whom we derive no revenue, to perform such services, except that we will directly perform services under certain of our leases with respect to which we believe that our performance of such services will not cause the rents to fail to qualify as “rents from real property.”  We believe that each of the above requirements has been satisfied.  In addition, we are permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as “rents from real property.”

The term “interest” generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief under certain provisions of the Code. These relief provisions will be generally available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (i) the gross income attributable to the greater of (a) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% gross income test, and (b) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% gross income test, multiplied by (ii) a fraction intended to reflect the Company’s profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation) and government securities. Second, not more than 25% of the value of our total assets may be represented by securities other than those includible in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer’s securities (other than securities issued by another REIT or by a taxable REIT subsidiary) may not exceed 5% of the value of our total assets. Fourth, not more than 20% (25% for taxable years beginning after July 30, 2008) of our total assets may constitute securities issued by taxable REIT subsidiaries. Finally, of the investments included in the 25% asset class, we may not own more than 10% of the outstanding securities by vote or value (except for any grandfathered securities in existence on July 12, 1999 as described below under the heading “Qualified REIT Subsidiaries and Taxable REIT Subsidiaries”) of any one issuer (other than issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or debt instruments that are considered straight debt under a safe harbor provision of the Code). Interests in partnerships are generally not treated as “securities” for purposes of this test, but instead a look through rule applies.

Annual Distribution Requirements

In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain dividends) to our shareholders which qualify for the dividends paid deduction in an amount at least equal to (i) the sum of (a) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the after tax net income, if any, from foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax thereon at regular corporate income tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

In order for distributions to be counted toward our distribution requirement and give rise to a tax deduction by us, they must not be “preferential dividends.”  A dividend is not preferential if it is paid pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents of the REIT.

It is possible that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (i) timing differences between (a) the actual receipt of income and actual payment of deductible expenses and (b) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or (ii) the payment of severance benefits or other amounts that may not be deductible to us. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, although we may be able to avoid being taxed on amounts distributed as deficiency distributions, we will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

Tax on Prohibited Transactions

A REIT will incur a 100% tax on net income derived from any “prohibited transactions.”  A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT or by a lower-tier partnership in which the REIT holds an equity interest.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives.  However, no assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Code that prevent such treatment will apply.  If the IRS successfully contends that some or all of our sales are prohibited transactions, we would be required to pay the 100% penalty tax on the gains resulting from any such sales.  Such prohibited transaction income could also adversely affect our ability to satisfy the income tests for qualification as a REIT.  These prohibited transaction rules do not apply to a taxable REIT subsidiary.

Qualified REIT Subsidiaries and Taxable REIT Subsidiaries

REITs may own wholly-owned subsidiaries which are “qualified REIT subsidiaries.” A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” described below, that is wholly-owned by a REIT, directly or indirectly through disregarded subsidiaries. A qualified REIT subsidiary is not treated as a separate corporation. Thus, all assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary will be treated for U.S. federal income tax purposes as assets, liabilities, and items of income, deduction and credit of ours, including for purposes of the REIT income and assets tests. Any qualified REIT subsidiary will not be subject to U.S. federal corporate income tax, but it may be subject to state and local taxation in some states. A REIT may also own up to 100% of the stock in a corporation that constitutes a “taxable REIT subsidiary,” provided that the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% (25% for taxable years beginning after July 30, 2008) of the value of the REIT’s total assets. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary. A taxable REIT subsidiary can otherwise perform impermissible tenant services without causing the REIT to be treated as having received impermissible tenant services income under the REIT income tests.

A taxable REIT subsidiary will pay tax at regular corporate income tax rates on its taxable net income. A taxable REIT subsidiary, however, may in certain circumstances be limited in its ability to deduct interest paid by it to the REIT. Moreover, the Code provides a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

●      Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services, or amounts received by an independent contractor from whom the REIT does not derive any income.

●      Redetermined rents do not include de minimis payments received by the REIT for non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

●      The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, so long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

●      The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT’s property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

●      The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the services.

●      The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms’ length basis even though a taxable REIT subsidiary provided services to the tenants.

Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary, if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

A REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of any issuer. This does not apply, however, to taxable REIT subsidiaries, qualified REIT subsidiaries (discussed above) and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities if:

●	the non-qualified subsidiary was established on or before July 12, 1999,

●      the subsidiary does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary), and the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary).

Except for certain corporations (with respect to each of which an election to be treated as a taxable REIT subsidiary of the Company has been filed or the stock of which is owned more than 35% by another taxable REIT subsidiary), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value under the grandfather provisions described above, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation. Thus, we will not violate the general limitation on a REIT’s ownership of 10% of the vote or value of the securities of a corporation. Furthermore, we do not expect that through our ownership of any corporation, directly or indirectly, we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 25% of the value of all of the assets of the REIT. Finally, we do not expect that we will incur any liability for the 100% tax imposed on redetermined rents, redetermined deductions, or excess interest as a result of the election to treat any such corporation as a taxable REIT subsidiary.

Failure to Qualify as a Real Estate Investment Trust

Our election to be treated as a REIT will be automatically terminated if we fail to meet the requirements described above and are ineligible for relief from such failure. In that event, we will be subject to tax (including any applicable minimum tax) on our taxable income at regular corporate rates, and we will be unable to deduct distributions to shareholders. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will generally be eligible for the dividends received deduction for corporate shareholders. We will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which our election was terminated unless we did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and we establish that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

U.S. Federal Income Taxation of U.S. Holders

Except as otherwise provided herein, the following summary discusses U.S. federal income tax consequences to U.S. Holders (defined below) of investing in our common shares. As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that is for U.S. federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S. or of any state thereof or in the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or has made a valid election to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of our common shares that is not a U.S. Holder. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common shares by the partnership.

General

So long as we qualify for taxation as a REIT, distributions with respect to common shares made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by our U.S. Holders as ordinary income for U.S. federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Holder has held his or her common shares. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

For individual U.S. Holders, the maximum U.S. federal income tax rate applicable to items of ordinary income and net short-term capital gains for taxable years ending before January 1, 2013 is 35%.  Most long-term capital gains recognized before January 1, 2013 are taxed for individual U.S. Holders at a maximum rate of 15% (for gains from capital assets held for more than one year).  Long-term capital gains attributable to the sale of depreciable real property are subject to a 25% maximum federal income tax rate for individual U.S. Holders, to the extent of previously claimed depreciation deductions.  Certain qualified dividends in the hands of individual U.S. Holders will be taxed at a maximum rate of 15% effective through December 31, 2012.  If a dividend is not a qualified dividend, then such dividend would be taxed at the ordinary income tax rates of up to 35%.  The maximum tax rates described in this paragraph were established under the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and are subject to a sunset provision (the “sunset”), which under EGTRRA would have taken effect for taxable years beginning after December 31, 2010.  This sunset was amended by the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 so that the sunset would take effect for taxable years beginning after December 31, 2012 instead of taking effect for taxable years beginning after December 31, 2010.  The amended sunset generally provides that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Code, including, without limitation, the maximum income tax rate for long-term capital gains for individuals, the individual income tax rates on ordinary income and the application of the qualified dividend tax rates for individuals, will revert back to the version of those provisions that were in effect prior to EGTRRA.  At the time of this filing, we cannot be certain what individual federal income tax rates will be after December 31, 2012.  The impact of the amended sunset is not discussed in detail in this Prospectus.  Consequently, U.S. Holders are urged to consult their own tax advisors regarding the effect of the amended sunset based on their individual tax situations.

Except as set forth below, a REIT’s individual U.S. Holders generally will not benefit from the 15% maximum tax rate with respect to dividends paid by the REIT because the earnings that generate such dividends are generally not subject to taxation at the REIT level. However, there are at least three circumstances in which an individual U.S. Holder of a REIT will be subject to tax on dividends paid by the REIT at a maximum rate of 15%. First, distributions designated as long-term capital gain dividends may be eligible for the maximum rate of 15%. Second, dividends attributable to dividends received by the REIT from non-REIT corporations, such as taxable REIT subsidiaries, may be eligible for the 15% maximum rate. Third, dividends attributable to income upon which the REIT has paid corporate income tax (this would occur if, for example, the REIT incurs corporate level tax due to the failure to distribute the requisite minimum amount of income, or due to recognition of certain “built-in” gains) may be eligible for the 15% maximum rate.

If we elect to retain and pay income tax on any net long term capital gain, our U.S. Holders would include in their income as long term capital gain their proportionate share of such net long term capital gain. A U.S. Holder would also receive a tax credit for such U.S. Holder’s proportionate share of the tax we paid on such retained capital gains and an increase in its basis in our common shares in an amount equal to the U.S. Holder’s includible capital gains less its share of the tax deemed paid.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s common shares. U.S. Holders will be required to reduce the tax basis of their common shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a U.S. Holder who holds his or her common shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the common shares. Any loss upon a sale or exchange of common shares by a U.S. Holder who held such common shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such U.S. Holder previously received capital gain distributions with respect to such common shares.

Capital gain we realize on the sale of our assets generally will equal the difference between the sale price and our tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the “Contributed Properties”) to GPLP was not fully taxable, GPLP’s initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors’ basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis may not result in a greater taxable gain to us than would have been the case if the Contributed Properties had been purchased by us in a fully taxable transaction. Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if we had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, we may be entitled to greater depreciation deductions in the initial years following our formation. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

U.S. Holders may not include in their individual U.S. federal income tax returns any of our net operating losses or capital losses. We may be required to withhold a portion of capital gain distributions to any U.S. Holders who fail to certify their non-foreign status to us.

The IRS has ruled that if a REIT’s dividend reinvestment plan allows U.S. Holders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 90% distribution test described above at “United States Federal Income Taxation of the Company – Annual Distribution Requirements.” Under the Plan, common shares are generally thereunder acquired at a price not less than 95% of the fair market value of the common shares after giving effect to certain items such as any discount and brokerage fees we paid. Thus, distributions reinvested under the Plan should count towards satisfying the 90% distribution test. U.S. Holders should be aware that amounts of dividends reinvested pursuant to the Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested (i.e., the tax is not deferred until the shares received from participation in the Plan are sold or disposed of).

Upon the sale or exchange of our common shares, a U.S. Holder will recognize capital gain or loss (if the common shares were held as a capital asset) equal to the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common shares.

Distributions we make and gain arising from the sale or exchange by a U.S. Holder of our common shares will be treated as portfolio income.  As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain.  A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of common shares and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. Holder will be taxed at ordinary income rates on such amount.  Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation.  Gain arising from the sale or other disposition of our common shares, however, will not be treated as investment income under certain circumstances.

Backup Withholding, Information Reporting and Other Information

Information-reporting requirements, generally, will apply to certain U.S. Holders with regard to certain payments such as payments of dividends on our common shares and payments of the proceeds of the sale of our common shares, unless an exception applies.  In addition, under the backup withholding rules, we would be required to withhold at the applicable tax rate (currently at the rate of 28% for taxable years ending before January 1, 2013) from payments subject to information reporting when: (i) a shareholder fails to supply a correct taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding; or (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect TIN.  A shareholder that does not provide us with a correct TIN may also be subject to penalties imposed by the IRS.  In addition, we may be required to withhold a portion of capital gain distributions made to any U.S. Holders who fail to certify their non-foreign status to us.  Furthermore, if you are a U.S. Holder, payments made to you by a broker upon sale of our common shares generally will be subject to the information reporting and backup withholding rules described above.  Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor.  Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more “reportable transactions” requiring us to file an information return.  In addition, other “material advisors” to the Company may each be required to file an information return regarding certain “reportable transactions” and shall each be required to maintain for a specified period of time a list containing certain information regarding any “reportable transactions,” which list may be inspected by the IRS upon request.  You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of common shares, or transactions that might be undertaken by us.

Recently Enacted Legislation Related to Medicare Tax

Under recently enacted legislation, certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions.  This tax will apply broadly to essentially all dividends and all gains from dispositions of stock, including dividends from REITs and gains from the disposition of REIT shares.  As enacted, the tax will apply for taxable years beginning after December 31, 2012.  U.S. Holders are urged to consult their own tax advisors regarding the effect, if any, of this new legislation on taxable income arising from ownership and disposition of our common shares.

U.S. Federal Income Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

Distributions with Respect to Common Shares Held by Non-U.S. Holders

Ordinary Dividends. Distributions that are not attributable to gain from our sale or exchange of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a U.S. federal withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common shares is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). We expect to withhold U.S. federal income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Holder unless (i) a lower treaty rate applies and the Non-U.S. Holder files an IRS Form W-8BEN with the Company claiming a lower treaty rate, (ii) the Non-U.S. Holder files an IRS Form W-8ECI with the Company claiming that the distribution is effectively connected income or (iii) the Non-U.S. Holder holds the common shares through a “qualified intermediary” that has elected to perform any necessary withholding itself.

Return of Capital. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s common shares, but rather will reduce the adjusted basis of such common shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Holder’s common shares, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his common shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividend. For any year in which we qualify as a REIT, distributions that are attributable to gain from our sale or exchange of U.S. real property interests will be taxed to a Non-U.S. Holder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, these distributions are taxed to a Non-U.S. Holder as if such gain were effectively connected with a U.S. business. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. We are required to withhold 35% of any distribution that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Holder’s FIRPTA tax liability. However, the 35% withholding tax will not apply to distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market located in the U.S. and held by a Non-U.S. Holder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above under “—Distributions with Respect to Common Shares Held by Non-U.S. Holders – Ordinary Dividends.”

Distributions to Non-U.S. Holders that we designate as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “—Disposition of Common Shares Held by Non-U.S. Holders.”

Disposition of Common Shares Held by Non-U.S. Holders

Gain recognized by a Non-U.S. Holder upon a sale of common shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons.  It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of common shares will not be subject to taxation under FIRPTA.  In addition, if the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder’s sale of the common shares generally will still not be subject to tax under FIRPTA if: (i) the common shares are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market; and (ii) the selling Non-U.S. Holder held 5% or less of the Company’s outstanding securities at all times during a specified testing period of up to 5 years.  If neither of these exceptions were to apply, then the gain on the sale of common shares would be subject to taxation under FIRPTA, in which case the Non-U.S. Holder would be subject to the same tax treatment as U.S. Holders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common shares would be required to withhold and remit to the IRS 10% of the purchase price.  However, if the common shares are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, then a purchaser of the common shares would not be required to withhold and remit to the IRS 10% of the purchase price even if the selling Non-U.S. Holder held more than 5% of the Company’s outstanding securities during the relevant testing period.

Gain not subject to FIRPTA will be taxable to a Non-U.S. Holder if: (i) investment in the common shares is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain; or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.  Capital gain dividends not subject to FIRPTA will be subject to similar rules.  A Non-U.S. Holder that is a foreign corporation and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax.

Backup Withholding, Information Reporting and Other Information

The U.S. Treasury Department has issued final regulations regarding the withholding and information reporting effective for payments made on or after January 1, 2001.  Pursuant to final regulations, Non-U.S. Holders are required to file with a U.S. payor an IRS Form W-8BEN or other appropriate forms and certificates indicating the identities and addresses of the beneficial owners of such common shares.  In addition, generally, foreign pass-through entities such as partnerships or grantor trusts which are shareholders of ours are required to provide IRS Form W-8BEN or other appropriate forms and certificates on behalf of persons with interests in such entities.  Non-U.S. Holders who do not comply with these disclosure requirements will be unable to obtain the benefits of reduced rates of withholding pursuant to treaties or the Code, and may be subject to backup withholding, as described above.  To avoid backup withholding on payments such as dividends, Non-U.S. Holders must certify their nonresident status, by completing and signing an IRS Form W-8BEN (or permissible substitute form) or other appropriate forms and certificates.

Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder. Applicable Treasury Regulations provide presumptions regarding the status of holders when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury Regulations varies depending on the shareholder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting and withholding requirements applicable to you.

Information-reporting requirements, generally, will apply to certain Non-U.S. Holders with regard to certain payments such as payments of dividends on our common shares, unless an exception applies.

Under Treasury Regulations which are generally directed towards tax shelters, but which are quite broad, the activities of the Company may include one or more “reportable transactions” requiring us to file an information return.  In addition, other “material advisors” to us may each be required to file an information return regarding certain “reportable transactions” and shall each be required to maintain for a specified period of time a list containing certain information regarding any “reportable transactions,” which list may be inspected by the IRS upon request.  You should consult your own tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of common shares, or transactions that might be undertaken by us.

Recently Enacted Legislation Relating to Foreign Accounts.

Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends on our common shares and the gross proceeds of a disposition of our common shares paid to: (i) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements; and (ii) specified other foreign entities unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity satisfies other specified requirements.  Non-U.S. Holders should consult their own tax advisors regarding the application of this legislation to them.

Tax-Exempt Shareholders

Dividends paid to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute “unrelated business taxable income (“UBTI”) unless the shareholder has borrowed to acquire or carry its common shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT’s distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for U.S. federal income tax purposes but for the application of a “look-through “exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the “look-through “exception.

State, Local And Foreign Taxation

We and our shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which we or they transact business or reside. Such state, local or foreign taxation may differ from the U.S. federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

PLAN OF DISTRIBUTION

Except to the extent that the Agent purchases common shares in open market transactions, the common shares acquired under the Plan will be sold directly by us through the Plan. We may sell common shares to persons (including brokers or dealers) who, in connection with any resales of such shares, may be considered to be “underwriters” as that term is defined in the Securities Act. Such common shares, including common shares acquired pursuant to waivers granted with respect to the Share Purchase Program, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which common shares trade or in privately negotiated transactions. The common shares are currently traded on the NYSE. Under certain circumstances, it is expected that a portion of the common shares available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such purchasers pay to us for such common shares, after deduction of any applicable Waiver Discount, if any, and the price at which such common shares are resold, may be deemed to constitute underwriting commissions received by such persons in connection with such transactions.

Subject to the availability of common shares registered for issuance under the Plan, there is no total maximum number of common shares that can be issued pursuant to the reinvestment of distributions. From time to time, certain financial intermediaries may engage in short-term trading activities or positioning transactions in order to benefit from any Waiver Discount. Such short-term trading or positioning transactions could cause volatility in the composite trading volume and price of the common shares. We do not endorse such short-term trading or positioning transactions and have not entered into any formal or informal arrangements to facilitate such short-term trading or positioning transactions.

Participants will incur no brokerage commissions or service charges in connection with the reinvestment of distributions and in connection with any purchases made pursuant to optional cash payments under the Plan. We will pay all other costs of administration of the Plan. However, participants who request that the Agent sell all or any portion of their common shares (see Questions 28 and 30) will receive any proceeds less any related brokerage commission, transfer tax or other fees.

Common shares may not be available under the Plan in all states.

LEGAL MATTERS

Certain legal matters, including the legal authorization and issuance of the common shares and legal matters concerning Maryland law in this Prospectus, excluding tax matters, will be passed upon for us by Squire, Sanders & Dempsey (US) LLP, Cleveland, Ohio. Certain tax matters described in this Prospectus will be passed upon for us by McDonald Hopkins LLC, Cleveland, Ohio.

EXPERTS

The financial statements and schedules as of December 31, 2010 and 2009 and for each of the three years in the period ended December 31, 2010 and the effectiveness of internal control over financial reporting as of December 31, 2010 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The Statements of Revenues and Certain Expenses of Kierland Crossing, LLC and Sucia Scottsdale, LLC for the year ended December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this Prospectus in connection with this offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, the common shares in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.		Glimcher Realty Trust 1,671,064 Common Shares of Beneficial Interest offered by the Company solely in connection with its DISTRIBUTION REINVESTMENT AND SHARE PURCHASE PLAN PROSPECTUS November 7, 2011

SUMMARY TABLE OF CONTENTS

	Page
Important Notice About this Prospectus	1
Certain Terms	1
Where You Can Find More Information	2
Incorporation of Information We File with the Commission	2
Special Note Regarding Forward-Looking Statements	3
The Company	4
Use of Proceeds	4
Risk Factors	4
Description of the Plan	5
United States Federal Income Taxation of the Company	25
Plan Of Distribution	37
Legal Matters	37
Experts	37

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table itemizes the estimated expenses incurred by the Company in connection with the offering of the common shares being registered.

Item	Amount
Printing and Mailing Costs	$3,500
Legal Fees and Expenses	$45,000
Accounting Fees and Expenses	$7,500
Total	$56,000

Item 15. Indemnification of Trustees and Officers.

Our Declaration of Trust and Amended and Restated Bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity or any individual who, while a trustee or officer and at our request serves or has served as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in such capacity.  The Maryland REIT law permits a Maryland real estate investment trust to indemnify its trustee and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in such capacity, unless it is established that (i) the act or omission of the trustee or officer was material to the matter giving rise to such proceeding and (x) was committed in bad faith, or (y) was the result of active and deliberate dishonesty, (ii) the trustee or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

The Maryland Code of Courts and Judicial Proceedings also permits the declaration of trust of a real estate investment trust to include a provision limiting the liability of trustees and officers to the trust and shareholders for money damages, except to the extent the trustee or officer actually received an improper benefit or profit in money, property or services or a judgment or other final adjudication is entered based on a finding that the trustee or officer’s action or failure to act was the result of active and deliberate dishonesty material to the cause of action in the proceeding.  Our Declaration of Trust contains a provision providing for elimination of the liability of our trustees and officers to the trust or our shareholders for money damages to the maximum extent permitted by Maryland law from time to time.  We may, with the approval of our Board of Trustees or any duly authorized committee, provide such indemnification and advance for expenses to any of our employees or agents or to any person who served a predecessor entity.

We have entered into indemnification agreements with our trustees and certain of our executive officers.  These agreements provide broader indemnity rights than those provided under Maryland law and our bylaws.  The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our trustees or executive officers, but if a trustee or executive officer were entitled to indemnity or contribution under a specific indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the trustee or executive officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the trustee or executive officer under the indemnification agreement.  We also maintain standard officers’ and directors’ liability insurance policies, as well as key man insurance policies for our chief executive officer, chief financial officer and president (for which the Company is the sole beneficiary).

Item 16. Exhibits

No.	Description

4.1	Amended and Restated Declaration of Trust. (1)
4.2	Amendment to Amended and Restated Declaration of Trust. (2)
4.3	Amendment to Amended and Restated Declaration of Trust. (3)
4.4	Amendment to Amended and Restated Declaration of Trust. (4)
4.5	Amended and Restated Bylaws. (5)
4.6	Specimen Certificate for common shares of Beneficial Interest. (1)
5.1	Opinion of Squire, Sanders & Dempsey (US) LLP, regarding the validity of the offered securities.*
8.1	Opinion of McDonald Hopkins LLC regarding tax matters.*
23.1	Consent of BDO USA, LLP.*
23.2        Consent of BDO USA, LLP.*
23.3	Consent of Squire, Sanders & Dempsey (US) LLP (included as part of Exhibit 5.1).*
23.4	Consent of McDonald Hopkins LLC (included as part of Exhibit 8.1).*
24.1	Power of Attorney (included on signature page).
99.1	Form of Initial Enrollment Form.*
99.2	Form of Enrollment Form.*
99.3	Form of Request for Waiver. *

_________________

(1)	Incorporated by reference to the Glimcher Realty Trust’s Registration Statement on Form S-11, Registration No. 33-69740.

(2)	Incorporated by reference to Glimcher Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 21, 1995.

(3)	Incorporated by reference to Appendix A of the Glimcher Realty Trust’s Schedule 14A Proxy Statement filed, with the Commission on May 14, 2010.

(4)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on May 10, 2011.

(5)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on December 13, 2007.

*Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(l)(ii) and (a)(l)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbus, state of Ohio, on November 7, 2011.

GLIMCHER REALTY TRUST

By:	/s/ Michael P. Glimcher
Michael P. Glimcher Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kim A. Rieck and Mark E. Yale, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date
/s/ Michael P. Glimcher	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 7, 2011
Michael P. Glimcher
/s/ Mark E. Yale	Executive Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	November 7, 2011
Mark E. Yale
/s/ Herbert Glimcher	Chairman Emeritus of the Board of Trustees	November 7, 2011
Herbert Glimcher
/s/ David M. Aronowitz	Trustee	November 7, 2011
David M. Aronowitz
/s/ Richard F. Celeste	Trustee	November 7, 2011
Richard F. Celeste
/s/ Wayne S. Doran	Trustee	November 7, 2011
Wayne S. Doran
/s/ Howard Gross	Trustee	November 7, 2011
Howard Gross
/s/ Timothy J. O’Brien	Trustee	November 7, 2011
Timothy J. O’Brien
/s/ Niles C. Overly	Trustee	November 7, 2011
Niles C. Overly
/s/ Alan R. Weiler	Trustee	November 7, 2011
Alan R. Weiler
/s/ William S. Williams	Trustee	November 7, 2011
William S. Williams

EXHIBIT INDEX

No.	Description

4.1	Amended and Restated Declaration of Trust. (1)
4.2	Amendment to Amended and Restated Declaration of Trust. (2)
4.3	Amendment to Amended and Restated Declaration of Trust. (3)
4.4	Amendment to Amended and Restated Declaration of Trust. (4)
4.5	Amended and Restated Bylaws. (5)
4.6	Specimen Certificate for common shares of Beneficial Interest. (1)
5.1	Opinion of Squire, Sanders & Dempsey (US) LLP, regarding the validity of the offered securities.*
8.1	Opinion of McDonald Hopkins LLC regarding tax matters.*
23.1	Consent of BDO USA, LLP.*
23.2        Consent of BDO USA, LLP.*
23.3	Consent of Squire, Sanders & Dempsey (US) LLP (included as part of Exhibit 5.1).*
23.4	Consent of McDonald Hopkins LLC (included as part of Exhibit 8.1).*
24.1	Power of Attorney (included on signature page).
99.1	Form of Initial Enrollment Form.*
99.2	Form of Enrollment Form.*
99.3	Form of Request for Waiver. *

_________________

(1)	Incorporated by reference to the Glimcher Realty Trust’s Registration Statement on Form S-11, Registration No. 33-69740.

(2)	Incorporated by reference to Glimcher Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 21, 1995.

(3)	Incorporated by reference to Appendix A of the Glimcher Realty Trust’s Schedule 14A Proxy Statement filed, with the Commission on May 14, 2010.

(4)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on May 10, 2011.

(5)	Incorporated by reference to Glimcher Realty Trust’s Form 8-K, filed with the Commission on December 13, 2007.

*Filed herewith.